UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 23, 2007
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Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)
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California (State or Other Jurisdiction of Incorporation)
333-64122 (Commission File Number)	22-3755993 (I.R.S. Employer Identification No.)
14550 Torrey Chase Boulevard, Suite 330 Houston, Texas (Address of Principal Executive Offices)	77014-1022 (Zip Code)

(281) 453-2888
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 250.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 250.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2007, Blast Energy Services, Inc. (the “Company” or “Blast”) entered into an Agreement and Mutual Release (the “Release”) with the Thornton Security Business Trust (the “Trust”) whereby the Company and the Trust agreed to release, acquit and forever discharge each other, their current and former agents, officers, directors, servants, attorneys, representatives, successors, employees, trustees, beneficiaries, accountants, and assigns (the “Parties”) from any and all rights, obligations, claims, demands and causes of action, whether in contract, tort, under state and/or federal law, or state and/or federal securities regulations, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, for or by reason of any matter, cause or thing whatsoever, including all obligations arising therefrom, and omissions and/or conduct of each party, and/or each parties’ agents, attorneys, servants, representatives, successors, employees, directors, officers, trustees, beneficiaries, accountants and assigns, relating directly or indirectly thereto (the “Release”). Additionally, the Trust agreed to sell its entire share ownership of Blast common stock (16,477,500 shares) to the Company in consideration for the Release and $16.48 in cash.

The Release, which was subject to Bankruptcy Court approval, was subsequently approved by the Bankruptcy Court and became effective on August 22, 2007. As a result of the Release and transactions contemplated therein, the Trust, will no longer own any securities of the Company. The Company will return to its transfer agent the 16,477,500 shares of common stock received from the Trust in connection with the Release once received, which the Company believes will be within a week of the parties entry into the Release. This transaction will reduce the number of outstanding shares by approximately 24%.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number  Description
10.1*   Agreement and Mutual Release

* Attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLAST ENERGY SERVICES, INC. (Registrant)
Dated: August 23, 2007	By:	/s/ John MacDonald
John MacDonald
Chief Financial Officer